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                                                                    EXHIBIT 99.1

PRESS RELEASE                                     EMBARGO UNTIL JANUARY 27, 2000
                                                                    AT 7:00 A.M.

           TELEGLOBE AND ORBITAL STRENGTHEN COMMITMENT TO ORBCOMM WITH
                     NEW OWNERSHIP AND FINANCING AGREEMENT

   ORBCOMM PARTNERS AGREE TO PROVIDE NEW EQUITY TO FUND ORBCOMM'S OPERATIONS
                     AND IMPROVE ITS FINANCIAL FLEXIBILITY

(MONTREAL, QC AND DULLES, VA, JANUARY 27, 2000) - Teleglobe Inc. (NYSE, TSE:
TGO) and Orbital Sciences Corporation (NYSE: ORB) announced today that they have agreed to restructure their partnership governing the financing and ownership of ORBCOMM Global, L.P. (ORBCOMM), the world's first commercial provider of global wireless data communications services through a network of 35 satellites operating in low-Earth orbit.

As a result of this agreement and previous capital infusions, ORBCOMM's equity will increase by over US$100 million, mostly due to the conversion of certain payables to Orbital and Teleglobe. Also as a result of this agreement, which has been approved by the companies' respective Boards of Directors, Teleglobe becomes the majority owner and sole general partner of ORBCOMM.

"This agreement enables ORBCOMM to continue its rapid growth and capitalize on the market leadership it has established at a time when significant progress is being made in a significant number of industry segments worldwide. As a strategic investor, Teleglobe intends to continue to provide equity financing to ORBCOMM, which is also actively pursuing opportunities for third party equity in the partnership," said Claude Seguin, Executive Vice President, Finance, and Chief Financial Officer of Teleglobe. "While Teleglobe maintains its focus on its Internet strategy and GlobeSystem investment, we believe this agreement will allow Teleglobe to enhance the value of its investment in ORBCOMM," added Mr. Seguin.

Mr. David W. Thompson, Orbital's Chairman and Chief Executive Officer, said, "Orbital has been, and will continue to be, fully committed to the success of ORBCOMM. We will continue to actively participate in ORBCOMM's business activities, but without the need for further capital investments on our part if we so choose. Through this agreement, we are carrying out our long-standing strategy of maintaining a very significant ownership stake in the high-growth and high-margin potential of ORBCOMM and our other satellite services ventures, such as ORBIMAGE and ORBNAV. Our equity position in ORBCOMM and these other start-up companies is complemented by our space and ground infrastructure and satellite access products sectors that provide us with growing revenues and earnings. By eliminating our share of the future capital requirements for ORBCOMM, this agreement significantly eases our cash needs as we aim to generate improved financial results in 2000," added Mr. Thompson. "I am delighted by the partners' continuing commitment to ORBCOMM and the enhanced strength of the business as a result of this agreement. We believe this agreement enables us to accelerate our growth and deliver on the growing market demand for ORBCOMM services," said Mr. Scott L. Webster, Chairman and Chief Executive Officer of ORBCOMM.

ORBCOMM provides two-way monitoring, tracking and messaging services through the world's first commercial low-Earth orbit satellite-based data communications system. ORBCOMM applications include tracking of mobile assets such as trailers, containers, rail cars, heavy equipment, fishing vessels, barges and government assets; monitoring of fixed assets such as


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electric utility meters, oil and gas storage tanks, wells and pipelines and environmental projects; and messaging services for consumers and commercial and government entities. For more information, visit www.orbcomm.com.

Teleglobe is a leading global provider of broadband services with the most extensive global Internet network. Delivering advanced broadband applications to customers in more than 100 countries - matching global reach with global depth - Teleglobe is the premier communications architecture for the digital economy. Teleglobe is currently enhancing its leadership position through GLOBESYSTEM(TM), a 5 year, US$5 billion strategic initiative providing 160 cities around the world with scalable broadband service platforms, and linking them through a seamless data network. GLOBESYSTEM is the world's first globally integrated Internet, voice, data and video network. For more information, visit www.teleglobe.com.

Orbital is one of the largest space technology and satellite services companies in the world, with 1999 revenues targeted to exceed $900 million. The company, which is headquartered in Dulles, Virginia, employs over 5,200 people at its major facilities in the United States, Canada and several overseas locations. Orbital is the world's leading manufacturer of low-cost space systems and products, including satellites, launch vehicles, electronics and sensors, satellite ground systems and software, and satellite-based navigation and communications products. Through its ORBCOMM and ORBIMAGE affiliates and ORBNAV subsidiary, Orbital is also a pioneering operator of satellite-based networks that provide data communications, high-resolution imagery and automotive information services to customers around the world. For more information, visit http://www.orbital.com.

For more information:

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TELEGLOBE INC.                               ORBITAL SCIENCES CORPORATION

Michele Beaubien                             Barron Beneski
Vice President, Corporate Communications     Vice President, Corporate Communications
Tel. 514-868-7762                            Tel. 703-406-5528
Email. michele.beaubien@teleglobe.com        Email. beneski.barron@orbital.com

Nicole Blanchard                             Tim Perrott
Director, Investor Relations                 Vice President of Investor Relations
Tel. 514-868-8148                            Tel. 703-406-5997
Email. nicole.blanchard@teleglobe.com        Email. perrott.tim@orbital.com
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